Exhibit 2.7
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT
     THIS LOAN SALE AND TRANSFER OF SERVICING AGREEMENT (this “Agreement”) is entered into as of June 30, 2009 (the “Effective Date”), by and between FIRST FINANCIAL BANK, NATIONAL ASSOCIATION, a national association (“Buyer”), and IRWIN UNION BANK AND TRUST COMPANY, an Indiana commercial bank and trust company (“Seller”), with reference to the following facts (terms not defined herein shall have the meaning set forth in Section 1 of this Agreement):
RECITALS
     WHEREAS, at Closing, Seller is willing to sell to Buyer and Buyer is willing to purchase from Seller, all of Seller’s right, title and interest in and to certain Loans and related Loan Documents, and in connection therewith, Seller agrees to assign to Buyer and Buyer agrees to assume from Seller all related Servicing, upon and subject to the terms and conditions hereinafter set forth.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and conditions contained herein, Seller and Buyer hereby agree as follows:
     1. Definitions. Terms not otherwise defined in this Agreement shall have the following meaning:
          (a) “Affiliate” means any Person or entity that controls, is controlled by or is under common control with Seller or Buyer, as the case may be.
          (b) “Assignment” shall have the meaning as set forth in Section 10(b)(ii)(D) below.
          (c) “Broker” shall have the meaning as set forth in Section 14(a) below.
          (d) “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in the States of Ohio and Indiana are authorized or obligated by law or executive order to be closed.
          (e) “Closing” shall have the meaning as set forth in Section 10(a) below.
          (f) “Closing Date” shall have the meaning as set forth in Section 10(a) below.
          (g) “Cut-Off Date” shall have the meaning as set forth in Section 4 hereof.
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

          (h) “Escrow Agreement” shall have the meaning as set forth in Section 8(c)(ii) below.
          (i) “Escrow Agent” shall mean Michael Sibbing with the Title Company.
          (j) “Evaluation Material” shall have the meaning as set forth in Section 5(a)(ii) below.
          (k) “FHA” shall mean the Federal Housing Administration.
          (l) “FHA Loan” shall mean a Loan that is insured by the FHA.
          (m) “FHLB” shall mean the Federal Home Loan Bank of Indianapolis.
          (n) “FHLB Pledged Loans” shall mean any of the Loans pledged to the FHLB.
          (o) “FR” shall mean the Federal Reserve Bank of Chicago.
          (p) “FR Pledged Loan” shall mean a Loan pledged to the Federal Reserve.
          (q) “Government Authorization” means any consent, license, franchise registration, certification, certificate of public convenience, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Government Entity or to any Legal Requirement.
          (r) “Governmental Entity” means any government or governmental regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          (s) “Hazardous Substance or Substances” means any hazardous or toxic substances, materials or wastes, including, but not limited to those substances, materials, and wastes listed in the United States Department of Transportation’s Hazardous Materials Table (49 CFR Part 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable Legal Requirement. Hazardous Substances shall include, but not be limited to: (i) petroleum,, including but not limited to, gasoline and diesel, additives and components thereof, fuel oil, sludge, oil refuse, and oil mixed with wastes; (ii) asbestos; (iii) mold, (iv) radionuclides or radioactive materials and substances, (v) medical waste, (iii) polychlorinated biphenyls (PCBs); (iv) substances designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1321 or pursuant to Section 307 of the Clean Water Act, 33 U.S.C. § 1317; (v) defined as a “hazardous waste”, “universal waste,” and other forms of waste pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. §6903, as amended; (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (vii) included as a hazardous material, substance or related material in the Hazardous Materials Transportation Act, as amended, 40 U.S.C. § 1801, et seq.,
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

as amended; or (viii) listed as a hazardous air pollutant pursuant to the federal Clean Air Act, 42 U.S.C. § 7401 et seq., as amended.
          (t) “Inspection Period” shall have the meaning as set forth in Section 5(b) below.
          (u) “Inspections” shall have the meaning as set forth in Section 5(b) below.
          (v) “Interim Servicing Agreement” shall have the meaning as set forth in Section 3 below.
          (w) “Interim Servicing Period” shall have the meaning as set forth in Section 3 below.
          (x) “Knowledge of Seller” means, with respect to Seller, the actual knowledge, after reasonable inquiry and investigation of any of Seller’s officers that hold the title of vice president or above and that have responsibility with respect to the Loans.
          (y) “Legal Requirement” means any federal, state, or local law, constitution, ordinance, code, rule of common law, regulation, statute or treaty.
          (z) “Loan Documents” shall have the meaning as set forth in Section 2 below.
          (aa) “Loan Files” shall have the meaning set forth in Section 7(e)(iii) below.
          (bb) “Loans” shall collectively mean the loans described on Schedule I attached hereto.
          (cc) “Losses” shall have the meaning as set forth in Section 5(d) below.
          (dd) “Lien” shall mean any lien, easement, restriction, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any nature whatsoever and of any kind or description.
          (ee) “Mortgages” shall collectively mean the mortgages or deeds of trust, as applicable, part of the Loan Documents.
          (ff) “Non-Compliant Loan, Loan Document and/or Property” shall have the meaning as set forth in Section 5(f) below.
          (gg) “Notes” shall collectively mean the promissory notes part of the Loan Documents.
          (hh) “Notice Letter” shall have the meaning as set forth in Section 10(b)(ii) (B) below.
          (ii) “Obligor” shall have the meaning set forth in Section 7(e)(vi) below.
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

          (jj) “Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, association, unincorporated organization, Government Entity or other entity.
          (kk) “Power of Attorney” shall have the meaning as set forth in Section 25 below.
          (ll) “Principal Loan Documents” shall have the meaning as set forth in Section 2 below.
          (mm) “Property” shall have the meaning as set forth in Section 5(a)(ii) below.
          (nn) “Purchase Price” shall have the meaning as set forth in Section 4 below.
          (oo) “Redemption” shall have the meaning set forth in Section 8(c)(i) below.
          (pp) “Redemption Escrow” shall have the meaning as set forth in Section 8(c)(ii) below.
          (qq) “Redemption Period” shall have the meaning as set forth in Section 8(c)(i) below.
          (rr) “Regulatory Approvals” means all approvals, authorizations, waivers or consents of, or notices to, any Governmental Entity required to consummate the transactions contemplated by this Agreement.
          (ss) “Repurchase Price” shall have the meaning as set forth in Section 8(c).
          (tt) “Seller Broker” shall have the meaning as set forth in Section 14(b) below.
          (uu) “Seller Parties” shall have the meaning as set forth in Section 5(d) below.
          (vv) “Servicing” shall have the meaning as set forth in Section 3 below.
          (ww) “Survival Obligations” shall have the meaning as set forth in Section 8(a) below.
          (xx) “Title Company” shall mean Chicago Title Insurance Company, located at 101 West Ohio Street, Suite 2026, Indianapolis, Indiana 46204.
          (yy) “UCC-3s” shall have the meaning as set forth in Section 10(b)(ii)(F).
          (zz) “USA Patriot Act” shall have the meaning as set forth in Section 7(i).

          (aaa) “VA” shall mean Veterans Administration.
          (bbb) “VA Loan” shall mean a mortgage loan that is guaranteed by the VA.
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

     2. Sale and Purchase. Seller agrees to sell, convey, and assign to Buyer, and Buyer agrees to purchase and accept from Seller, for the Purchase Price, on the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in and to all Escrow Accounts (as defined in the Interim Serving Agreement) and all amounts deposited therein, the Loans, all documents evidencing and/or securing the Loans and/or executed or prepared in connection with same defined as the promissory notes, deeds of trust, mortgages, assignments of leases and rents, security agreements, uniform commercial code financing statements, motor vehicle certificates of title, assignments of contracts, guaranty agreements, indemnity agreements, escrow agreements, the mortgagee title insurance policies, surveys, lease agreements and amendments, landlord and/or tenant estoppels, subordination, non-disturbance and attornment agreements for any leasehold properties, as applicable (collectively, the “Principal Loan Documents”), and all other documents, agreements and certificates evidencing, securing and executed in connection with the Loans, and all of Seller’s right, title and interest to principal, interest, fees, costs and expenses payable thereunder, but excluding any internally prepared credit memorandum or other seller internal approvals, (collectively, the “Loan Documents”).
     3. Transfer of Servicing. In addition, as additional consideration for the Purchase Price, Seller agrees to transfer to Buyer and Buyer agrees to assume all rights and assume and discharge all obligations relating to the servicing of the Loans and Loan Documents (“Servicing”) effective upon Closing. Notwithstanding the foregoing, Seller agrees to continue servicing the Loans for the benefit of the Buyer for a period (the “Interim Servicing Period”) of up to three (3) months from the Closing Date pursuant to the terms of an Interim Servicing Agreement (herein so called) in substantially the form attached hereto as Exhibit G. The Buyer may, at its sole discretion, extend the Interim Servicing Period for up to three (3) consecutive periods of three (3) months each upon written notice from Buyer to Seller, delivered no later than five (5) Business Days prior to the expiration of the then current Interim Servicing Period. During the Interim Servicing Period, Seller agrees to cooperate and work diligently with the Buyer to effect the transfer of Servicing to the Buyer as soon as practicable after the Closing Date.
     4. Purchase Price. The term “Purchase Price” as used herein shall be determined to be the total of the outstanding principal amounts under all of the Loans as of June 30, 2009 (the “Cut-Off Date”), plus all outstanding interest accrued thereon as of such Cut-Off Date. Accordingly, the Purchase Price is the total amount of ONE HUNDRED FORTY-NINE MILLION FIVE HUNDRED SEVENTY-EIGHT THOUSAND FOUR AND 25/100 DOLLARS ($149,578,004.25). Seller agrees to provide to Buyer, within a reasonable period of time prior to Closing, a draft of a closing statement with schedules showing Seller’s determination (in reasonable detail) of the components of the Purchase Price for each Loan. Buyer shall be entitled to receive, and Seller hereby covenants and agrees to deliver to Buyer, all amounts collected with respect to the Loans from and after the Cut-Off Date, regardless of whether such amounts were due on or prior to the Cut-Off Date.
     5. Right to Inspect; Right to Terminate.
          (a) On or before the date hereof, Seller has made available to Buyer, for Buyer’s review, the following:
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

(i)	Copies of the Loan Documents; and

(ii)	Certain other information (the “Evaluation Material”) in Seller’s actual possession and control, such as property operating statements, rent rolls, collateral security descriptions and listings, lease agreements, estoppels, property condition reports, environmental reports, appraisal reports, lien search reports, title insurance policies, insurance policies and/or insurance certificates, and other material pertaining to the Loans or the property encumbered by the Loan Documents (the “Property”) to the extent (A) not subject to any confidentiality agreement or privilege, (B) unrelated to Seller’s internal approval and review process, and (C) not deemed proprietary or confidential by Seller, in its reasonable discretion.
          (b) Buyer shall have the right to make such examinations, studies, inspections and investigations (“Inspections”) regarding the Loans, the Loan Documents, the Evaluation Materials, and the Property as Buyer may desire, subject to the terms of this Section 5, for a period (the “Inspection Period”) commencing upon the date hereof and terminating at 5:00 p.m. Eastern Time on the day immediately prior to the Closing Date.
          (c) Nothing contained herein shall authorize any inspection of the Property by Buyer which would not be permitted under the terms and provisions of the Loan Documents. Seller reserves the right to have a representative present at the time of Buyer’s making any such Inspections. In no event shall Buyer contact any party liable under any of the Loan Documents or any of such party’s lawyers, accountants, agents, employees, officers, directors or other representatives.
          (d) Any inspection fee, appraisal fee, engineering fee and other expense of any kind incurred by Buyer relating to, or in connection with, any Inspections will be solely Buyer’s expense. Buyer agrees to indemnify and hold Seller, and its successors, assigns and predecessors, parents, partners, subsidiaries, and affiliated organizations, and the officers, directors, shareholders, employees, asset managers, partners, subasset managers, attorneys, agents, members and servants of each of the foregoing (collectively, the “Seller Parties”), harmless from any and all (x) liability for the payment of damages, claims and judgments for personal injury or death to any person and for property damage to the property of others, including, without limitation, the Property, and for the amount of all losses, judgments, costs, and expenses, (including reasonable attorneys’ fees, court costs, deposition and other discovery fees and expenses) of every kind suffered, incurred, sustained by or threatened against any of the Seller Parties which are caused by any Inspections by Buyer or any person or entity conducting such Inspections on behalf of Buyer, and (y) damages, costs of repair and replacement suffered to the Property caused by Buyer or any employee, agent, representative, independent contractor or other person on or at the Property at the request or direction of Buyer in connection with the Inspections (collectively, “Losses”). Notwithstanding the foregoing, the foregoing indemnity shall exclude any Losses caused by the negligence or misconduct of Seller or any of the Seller Parties. The provisions of this Section 5 shall survive the Closing and any termination of this Agreement.
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

          (e) Buyer shall make such examination, review and investigation of the facts and circumstances necessary to evaluate the Loans, the Loan Documents and the Property as it deems necessary or appropriate to form a basis for its evaluation of the purchase of the Loans and the status of compliance of the Loans and Loan Documents with the terms of this Agreement.
          (f) If Buyer, in its sole and absolute discretion, determines that one or more of the Loans, the Loan Documents and/or the Property securing same (or any part thereof), is in breach of any of the representations and warranties made by Seller in this Agreement (whether one or more, herein called, “Non-Compliant Loan, Loan Document and/or Property”), Buyer shall have the right to terminate this Agreement with respect to such Non-Compliant Loan, Loan Document and/or Property by giving written notice of such termination to Seller on or before 5:00 p.m. Eastern Time on the last day of the Inspection Period; provided, however, that the foregoing shall in no way limit or affect Buyer’s other rights and remedies set forth herein, including, without limitation, those rights and remedies with respect to Non-Compliant Loans, Loan Documents and/or Properties set forth in Section 8 hereof. In the event of such termination, neither party hereto shall have any further rights or obligations under this Agreement with respect to such Non-Compliant Loan, Loan Document and/or Property except for any Survival Obligations, and the Purchase Price shall be adjusted accordingly.
     6. Buyer Representations. Buyer hereby represents to Seller that:
          (a) Buyer is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.
          (b) Buyer is a national association organized and existing in good standing under the laws of the United States with has all requisite power and authority to assume the Servicing and to consummate the transactions contemplated by this Agreement (including to purchase the Loans pursuant to this Agreement) and to execute, deliver and perform this Agreement and the documents and agreements contemplated hereby.
          (c) None of the execution and delivery of this Agreement and the other documents and agreements contemplated hereby, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement and such other documents and agreements will result in the breach of any term or provision of the charter or by-laws of Buyer or result in the breach of any material term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any material agreement, indenture or loan or credit agreement or other instrument to which Buyer is a party or it or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Buyer or its property is subject, which breach, conflict, default, acceleration or violation would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.
          (d) All consents required to be obtained and all Regulatory Approvals required to be completed and satisfied by Buyer, if any, to consummate the transactions contemplated by this Agreement, have been obtained and fully satisfied by Buyer.
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

          (e) Buyer has received no written notice of any action, suit or proceeding in any court or by or before any other Governmental Entity in connection with the Loans which would prohibit Buyer’s entering into this Agreement or performing any of its obligations under or pursuant to this Agreement.
          (f) This Agreement and the documents executed and delivered by Buyer in connection herewith constitute the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and general equitable principles which may limit the availability of equitable remedies.
          (g) Buyer is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Buyer insolvent. Buyer has now, and will have as of the Closing, sufficient capital or net worth to meet its obligations. Buyer has liquid financial resources adequate to consummate the transactions contemplated herein.
     The representations and warranties of Buyer in this Agreement are made as of the Effective Date and are remade as of the date of Closing.
     7. Seller Representations and Warranties. Seller hereby represents and warrants to Buyer that:
          (a) Seller is an Indiana state chartered commercial bank and trust company duly organized and validly existing under the laws of the State of Indiana with all requisite power and authority to consummate the transactions contemplated by this Agreement (including to service the Loans for the Servicing Period pursuant to the Interim Servicing Agreement) and to execute, deliver and perform this Agreement and the documents and agreements contemplated hereof. Seller has taken all organizational action required to authorize its execution, delivery and performance of this Agreement and the documents and agreements contemplated thereby and as of Closing will have duly executed and delivered this Agreement and such other documents and agreements.
          (b) None of the execution and delivery of this Agreement and the other documents and agreements contemplated hereby, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement and such other documents and agreements will result in the breach of any term or provision of the articles of incorporation or by-laws of Seller or result in the breach of any material term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any material agreement, indenture or loan or credit agreement or other instrument to which Seller is a party or it or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject, which breach, conflict, default, acceleration or violation would have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

          (c) All consents required to be obtained and all Regulatory Approvals required to be completed and satisfied by Seller, if any, to consummate the transactions contemplated by this Agreement, have been obtained and fully satisfied by Seller.
          (d) Seller has received no written notice of any action, suit or proceeding in any court or by or before any other Governmental Entity in connection with the Loans which would prohibit Seller’s entering into this Agreement or performing any of its obligations under or pursuant to this Agreement.
          (e) This Agreement and the other documents and agreements contemplated hereby, assuming due authorization, execution and delivery hereof by Buyer, constitute the valid, binding and legal obligations of Seller, each enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).
(i)	Immediately prior to the transfer to Buyer of the Loans under this Agreement, Seller was the sole legal, beneficial, equitable and record owner and holder of the Loans, and is transferring the Loans, free and clear of any Lien or other interest in the Loans, and Seller has not entered into any agreement with any person or entity other than Buyer granting an option to purchase the Loans.

(ii)	All Loans have been made and maintained (including the risk rating of the Loans) in the ordinary course of Seller’s business, in accordance with Seller’s customary lending standards and written loan policies and in compliance with all applicable Legal Requirements. No Loan is usurious and each Loan either meets or is exempt from any usury laws or regulations. Seller has complied with all applicable federal or state laws, regulations or other requirements on consumer credit, equal credit opportunity, fair housing and truth-in-lending.

(iii)	Seller’s loan files (whether in Seller’s possession or in the possession of any custodian) for the Loans (collectively, the “Loan Files”) contain the Loan Documents, including originals of the Principal Loan Documents. True and complete copies of all Loan Documents governing, evidencing or otherwise relating to the Loans, along with any and all written modifications and amendments thereto, have been furnished to Buyer, and such Loan Documents are the only agreements and documents containing the complete terms of the agreement between each of the Obligors and Seller regarding the Loans and the Property. The Loan Files accurately reflect the payment history through the applicable date thereof, the outstanding balance of the Loans, as of the date indicated therein, and all receipts pertaining to the Loans, from the Obligor(s) thereof and all credits to which such Obligor(s) are entitled as of the date indicated therein. The name of each Obligor, each Obligor’s address and contact information,
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

Seller loan number, outstanding principal balance of Loan, interest rate, next payment date, monthly payment amount, date last payment received, amount of last payment received, manner of payment received, date last payment was booked by Seller, tax escrow amount, insurance escrow amount, and amount of any other escrows, holdbacks or impounds, pertaining to the Loans, all as set forth on Schedule I, are accurate in all material respects as of the date indicated in such schedule.

(iv)	No taxes or other liability of Seller shall accrue against or be collected from Buyer out of any Loan by reason of the purchase thereof by Buyer. Seller has paid or caused to be paid any and all license, franchise, intangible, stamp or other tax or fee due and owing to any state where a Loan originated, or any political subdivision thereof, arising from or relating to the acquisition, collection or holding of any Loan by the Seller.

(v)	Neither Seller nor any of its agents, officers, employees or representatives has been guilty of any civil or criminal fraud with respect to the creation of any Loan or with respect to the transfer, assignment and sale of the same to Buyer hereunder.

(vi)	No Loan is (i) thirty (30) days or more past due in the payment of any required principal or interest, (ii) on non-accrual status, or (iii) substandard, classified or criticized under any loan classification policy or requirement promulgated by any regulatory authority having jurisdiction over Seller. No Loan has matured in accordance with its terms. All Loan Documents are correct in amount. To the Knowledge of Seller, the Loan Documents contain genuine signatures of the parties thereto, including, but not limited to makers and endorsers and of Seller. The Loan Documents are supported by adequate consideration and are enforceable by Buyer or its successors and assigns in accordance with their respective terms (except as such enforceability may be limited by bankruptcy or creditors’ relief laws of general application), represent the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person or entity referred to as an “Obligor”) thereunder, and are evidenced by legal, valid and binding instruments executed by the Obligor, each of which at the time of such execution, to the Knowledge of Seller, had capacity to contract, and none of the obligations represented by the Loan Documents have been modified, subordinated, altered, forgiven, discharged or otherwise disposed of except as indicated by the Loan Documents and contained among the Loan Files, as applicable, or as a result of bankruptcy or other debtor’s relief laws of general application. No Obligor has any right of rescission pursuant to the Truth in Lending Act or other Legal Requirement which has not expired or otherwise terminated. No Obligor on any Loan is in bankruptcy and none of the Loans is subject to any offsets or claims of offset, or claims of other liability on the part of Seller.
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

(vii)	No Loans have been sold subject to an agreement to repurchase.

(viii)	The origination (or acquisition, as the case may be), servicing and collection practices used with respect to the Loans by the Seller and, to the Seller’s knowledge, by any prior holder of the Loans, have been in all respects legal, proper and prudent, have met customary industry standards, including, without limitation, all Applicable Servicing Requirements (as such term is defined in the Interim Servicing Agreement) and have been in compliance in all material respects with all Legal Requirements. Any and all servicers designated to service the Loans by Seller or on behalf of Seller and, to Knowledge of Seller, designated on behalf of any prior holder of the Loans have complied with all of their obligations under their respective servicing agreements with respect to the Loans. Seller has complied in all material respects with all applicable laws with respect to the origination, underwriting and servicing of the Loans.

(ix)	Seller (i) has no knowledge that any event of default has occurred and is continuing under any of the Loans and Loan Documents, (ii) has delivered no written notice of any default under the Loan Documents, and (iii) has not received written notice of any claim, counterclaim or right of set-off by any of Obligor under the Loan Documents.

(x)	As of the Effective Date, Seller has received no written notice of any actions, suits or proceedings (including without limitation, any bankruptcy proceedings) before any court, administrative agency or arbitrator concerning the Loans or the Property that might adversely affect title to the Loans or the validity or enforceability of the Loan Documents.

(xi)	No borrower, customer or other party in connection with the Loans has notified Seller, or has asserted against Seller, in each case in writing, any “lender liability” or similar claim.

(xii)	Except as set forth on Schedule II, the Seller has made no commitment to make or modify the terms and conditions of any Loan. Except as set forth on Schedule I, the proceeds of all Loans have been fully disbursed and no Obligor under any Loan is entitled to any further advances of loan proceeds. Any insurance with respect to any Loan is in full force and effect and Seller has complied in all material respects with all applicable provisions of any insurance contract or applicable Legal Requirement with respect to such insurance.

(xiii)	With respect to any Loan secured by real property:
(A)	the mortgage is a valid and subsisting lien on the property described in it;

(B)	the mortgaged property is free and clear of all encumbrances and liens having priority over the mortgage except for senior loans
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described in the Loan Documents and liens for real estate taxes and special assessments, that are not yet due and payable;

(C)	the Loan Documents include either an opinion of counsel or a mortgage title insurance policy insuring the mortgage and such title insurance policy is on a current ALTA form (or other generally acceptable form) issued by a generally acceptable insurance company;

(D)	the mortgaged property is free and clear of all mechanic’s liens, materialmen’s liens or similar types of liens or the mortgage title insurance policy provides Buyer with substantially the same protection as this warrant;

(E)	all taxes, government assessments, insurance premiums, water, sewer and municipal charges, leasehold payment or ground rents that have become due and payable with respect to the mortgaged property have been paid or an escrow of funds sufficient to pay them has been established;

(F)	Seller has no Knowledge that any improvement on the mortgaged property is in violation of any applicable zoning law or regulation;

(G)	except as set forth on Schedule IV, the mortgaged property is not damaged by fire, wind or other cause of loss and there are no proceedings pending for the partial or total condemnation of the property;

(H)	any improvements that are included in the appraised value of the mortgaged property are totally within the property’s boundaries and building restriction lines and no improvements on adjoining property encroach on the mortgaged property;

(I)	if the Loan is secured by a single family residence and was closed on legal documents other than the current Fannie Mae/Freddie Mac uniform instruments, then with respect to each such Loan, Seller hereby makes the representations and warranties contained in Section A2-2.1-03 of Chapter A2-2 of the Fannie Mae Single Family 2009 Selling Guide;

(J)	a flood insurance policy written by a generally acceptable insurance company, which policy meets current guidelines of the Federal Insurance Administration and is for an amount at least equal to the amount required by Seller’s loan policies, is in effect on the mortgaged property if any party of it is in an area listed in the Federal Register by the Federal Emergency Management Agency as an area with special flood hazards, and if insurance is available;
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

(K)	there is no material litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding, existing or relating to the mortgaged property;

(L)	to the Knowledge of Seller, the mortgaged property has never been used for the storage, treatment or disposal of any material amount of Hazardous Substances (other than by tenants in the ordinary course of tenancy or the owner in the ordinary course of business, and such storage, treatment or disposal of Hazardous Substances is or was in all material respects in accordance with all applicable Legal Requirements), nor has such mortgaged property ever been listed by any governmental agency as containing any Hazardous Substance in violation of Legal Requirement unless such Hazardous Substance has been remediated;

(M)	with respect to Loans secured by single family residences, the Loan Documents do not grant more favorable rights to the borrower on default and foreclosure, or less favorable rights to the note holder with respect to property insurance, leasehold interests, other liens on the mortgaged property, condemnation proceedings, or other proceedings that result in a full or partial taking of the property, or any other compensation, settlement, or award of damages that is the result of damage to, or destruction of, the mortgaged property then those granted in the Fannie Mae/Freddie Mac standard uniform instruments for the applicable jurisdiction(s);

(N)	if the mortgaged property is a single family residence or a multifamily apartment project and the Loan is a permanent loan, then the Loan meets the underwriting requirements and otherwise conforms to all of the applicable requirements contained in the Fannie Mae Selling and Servicing Guide (for those Loans secured by single family residences) and the Fannie Mae Delegated Underwriting and Servicing Guide (for those Loans secured by multifamily apartment projects;

(O)	the Loan Documents expressly allow the noteholder to advance at any time sums for unpaid insurance premiums, property taxes, or any other payments necessary to protect the value of the mortgaged property or the noteholder’s rights in the mortgaged property and permit the noteholder to collect such amounts from the borrower on a deferred basis; and

(P)	the Loan Documents obligate the borrower to maintain the mortgaged property in a way that prevents deterioration and to repair promptly any damage to the mortgaged property, whether or not such damage is covered by insurance.
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

          (f) The Seller has properly perfected or caused to be properly perfected valid and enforceable security interests, liens, or other interests in any collateral securing the Loans, as applicable, and such proper perfection continues to be in effect, such security interests, liens, or other interests are assignable and are of first priority except as otherwise reflected on Schedule I and each such Loan contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral securing such Loan.
          (g) The Seller and any other party that held any of the Loans were, at all times during which the holder held the Loan, as applicable, authorized to transact business in the jurisdiction where any real property securing the applicable Loan is located. However, if Seller or any other party that held a Loan was not authorized to do business in the jurisdiction where any real property securing an applicable Loan is located, then Seller represents and warrants that none of the following activities of Seller or other parties constituted doing business in that jurisdiction: lending the mortgage funds, acquiring the Loan, holding the Loan, or transferring the Loan in whole or to the extent of a participation interest. The Seller is the sole owner and holder of the Loans, has all power and authority to hold the Loans and has good and marketable title to the Loans free and clear of any Lien other than Permitted Liens. The Seller has the requisite power and authority to sell and assign the Loans to Buyer as contemplated hereby and Seller’s right to sell and assign is not subject to any other party’s interest or to an agreement with any other party.
          (h) All holdback or escrow requirements pursuant to holdback agreements or escrow agreements executed at closing of the Loans (excluding tax and insurance impounds, as applicable), have been fully satisfied pursuant to the terms of such agreements, except as set forth on Schedule I.1 attached hereto.
          (i) To the extent applicable to the sale of the Loans contemplated under this Agreement, Seller is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (as amended to the date hereof, the “USA Patriot Act”). No portion of the Purchase Price for any Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          (j) To the best of Seller’s knowledge, each Property is insured against loss or damage by fire and all other hazards normally included within standard extended coverage in accordance with the provisions of the applicable Mortgage securing such Loan with Seller named as a loss payee thereon.
          (k) If any Loan is an FHA Loan or a VA Loan, all conditions within the control of the Seller as to the validity of the applicable contract of insurance or guaranty of the FHA or the VA have been properly satisfied and all such loans were underwritten in accordance
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

with and comply in all material respects with the applicable FHA or VA underwriting guidelines (except to the extent such non-compliance would violate any “strict compliance” requirements or cause the Loan to lose its status as an FHA Loan or VA Loan).
          (l) None of the Property is security for any other loan held by Seller or any of its Affiliates not part of the Loans, except as otherwise disclosed to Buyer and its counsel in writing.
          (m) Each Property is located within the United States.
          (n) Seller is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent. Seller has now, and will have as of the Closing, sufficient capital or net worth to meet its obligations. Seller has liquid financial resources adequate to consummate the transactions contemplated herein.
          (o) As of the Effective Date, there are no participants in the Loans.
          (p) Except for the representations and warranties specifically set forth in this Section 7, neither Seller nor any of its agents, Affiliates or representatives, nor any other Person makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement.
     The representations and warranties of Seller in this Agreement are made as of the Effective Date and are remade as of the date of Closing and shall survive the Closing.
     8. Termination, Default and Remedies.
          (a) Buyer Default. If Buyer fails or refuses to consummate the purchase of the Loans pursuant to this Agreement at the Closing for any reason, other than termination of this Agreement (in whole or in part) by Buyer pursuant to a right to so terminate expressly set forth in this Agreement or Seller’s failure to perform Seller’s obligations under this Agreement, or if prior to or at Closing, Seller discovers that Buyer has failed to timely perform any of its other obligations hereunder or that any of Buyer representations or warranties contained in this Agreement are not true or accurate as of the date made or on the Closing Date and Buyer fails to cure such non-performance or non-compliance within three (3) Business Days after written notice from Seller, then, such event shall constitute a default by Buyer hereunder and Seller may terminate this Agreement by giving written notice to Buyer prior to or at the Closing, whereupon neither party hereto shall have any further right or obligation hereunder, other than the “Survival Obligations” (which, for purposes of this Agreement, shall be deemed to mean those rights and obligations which by their terms expressly survive the Closing or the termination of this Agreement).
          (b) Seller Default. If Seller fails or refuses to consummate the sale of the Loans pursuant to this Agreement at the Closing, or if Seller fails to perform any of Seller’s other obligations hereunder, when required, either prior to or at the Closing, for any reason other than termination of this Agreement by Seller pursuant to a right to so terminate expressly set forth in this Agreement or Buyer’s failure to perform Buyer’s obligations under this Agreement prior to or at Closing, and Seller fails to cure such non-performance or non-compliance within three (3)
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

Business Days after written notice from Buyer, then Buyer shall have, as it sole and exclusive remedy, the right to terminate this Agreement by giving written notice thereof to Seller prior to or at the Closing, whereupon neither party hereto shall have any further right or obligation hereunder, other than the Survival Obligations, and Seller shall reimburse Buyer for Buyer’s actual out-of-pocket costs and expenses incurred in an amount up to, but not in excess of, an amount equal to $100,000.00.
         (c) Buyer Right to Redemption.
(i)	Redemption; Repurchase Price. Notwithstanding anything in this Agreement or any of the documents and agreements to be executed pursuant hereto to the contrary, in the event Buyer provides written notice to Seller within one hundred eighty days (180) after Closing (“Redemption Period”), that Seller has breached any of the Section 7 representations and warranties with respect to any of the Loans, the Loan Documents or the Property, and Seller fails to cure such breach to the reasonable satisfaction of Buyer no later than ten (10) Business Days after Buyer’s written request therefor, Seller shall redeem the applicable Non-Compliant Loan, Loan Document and/or Property (the “Redemption”) for a purchase price (“Repurchase Price”) equal to the total of (i) the then outstanding principal amount then owed under such loan, (ii) all outstanding interest accrued thereon at the interest rate set forth in the applicable Loan Documents, (iii) actual, reasonable out-of-pocket expenses owing Buyer in respect of such Loan, and (iv) the out-of-pocket costs (including, without limitation, reasonable legal fees and expenses) incurred by Buyer for any action taken in connection with the enforcement of Seller’s repurchase obligations hereunder, and Buyer shall execute an Assignment back to Seller and a Notice Letter for Seller’s mailing to the applicable borrower, in form as executed at Closing. Upon such Redemption and payment of the Repurchase Price, neither party hereto shall have any further rights or obligations under this Agreement with respect to such Non-Compliant Loan, Loan Document and/or Property, except for any applicable Survival Obligations. Notwithstanding the foregoing, in the event such breach of the Section 7 representations and warranties consists of a breach of Section 7(e)(iii) with respect to missing Loan Documents, Section 7(e)(xii) with respect to insurance policies in connection with any Loan, Section 7(e)(xiii)(J) with respect to flood insurance, or Section 7(j) with respect to hazard insurance, Seller shall have a cure period of twenty (20) days in lieu of the ten (10) Business Day period set forth herein above; provided, however, if the applicable underlying Property securing the Loan experiences a casualty or flood, Buyer shall have the right to an immediate Redemption pursuant to the terms of this Section 8(c).

(ii)	Redemption Escrow; Escrow Agreement. In contemplation of potential Redemptions, Seller agrees to escrow during the Redemption Period (the “Redemption Escrow”), the amount of FIVE MILLION AND NO/100
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

DOLLARS ($5,000,000.00), such amount to be withheld from the Purchase Price at Closing and to be deposited with the Title Company and to be disbursed by the Escrow Agent to pay the Repurchase Price to Buyer for any Redemptions under this Paragraph 8(c), pursuant to the terms of an escrow agreement substantially in the form of Exhibit E attached hereto, executed by and among, the Seller, the Buyer, and the Title Company (the “Escrow Agreement”). In the event the Redemption Escrow is depleted, Seller shall be responsible to pay the remaining Repurchase Price for any Redemptions.
     9. DISCLAIMER OF REPRESENTATIONS OR WARRANTIES BY SELLER. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7 HEREOF, THE LOANS, RELATED LOAN DOCUMENTS AND RELATED SERVICING ARE BEING SOLD “AS IS” WITHOUT ANY RECOURSE, REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 7, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE LOANS, THE LOAN DOCUMENTS, THE PROPERTY ENCUMBERED THEREBY OR ITS CONDITION. BUYER ACKNOWLEDGES AND AGREES THAT (A) BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE LOANS, THE LOAN DOCUMENTS, THE SERVICING AND THE PROPERTY ENCUMBERED THEREBY, (B) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7 HEREOF, BUYER IS ASSUMING ALL RISK WITH RESPECT TO THE COMPLETENESS, ACCURACY OR SUFFICIENCY OF THE LOAN DOCUMENTS, (C) SELLER HAS MADE NO ASSURANCES AS TO THE COLLECTABILITY OF THE LOANS, (D) IN ACQUIRING THE LOANS, BUYER IS ASSUMING THE RISK OF FULL OR PARTIAL LOSS WHICH IS INHERENT WITH THE CREDIT, COLLATERAL AND COLLECTABILITY RISKS ASSOCIATED WITH THE QUALITY AND CHARACTER OF THE LOANS, AND (E) THE AMOUNT ULTIMATELY RECOVERED BY BUYER UNDER THE LOAN DOCUMENTS MAY BE LESS THAN THE PURCHASE PRICE, AND BUYER SHALL HAVE NO RECOURSE TO SELLER FOR ANY SUCH DEFICIENCY. IT IS UNDERSTOOD AND AGREED THAT THE LOANS, THE LOAN DOCUMENTS AND RELATED SERVICING ARE BEING SOLD BY SELLER AND PURCHASED BY BUYER SUBJECT TO THE FOREGOING. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.
     10. Closing.
          (a) The Closing (“Closing”) of the sale of the Loans by Seller to Buyer and the assignment by Seller and assumption by Buyer of the Servicing, shall occur at the offices of Buyer at 4000 Smith Road, Suite 400, Cincinnati, Ohio 45209, or any other mutually acceptable location, on June 30, 2009, being one (1) day after the expiration of the Inspection Period (the “Closing Date”), or on such other date and/or location as agreed in writing by Buyer and Seller.
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

         (b) At the Closing, all of the following shall occur:
(i)	Buyer, at Buyer’s sole cost and expense, shall deliver or cause to be delivered to Seller the following on or before 1:30pm (Eastern time) on the Closing Date:
(A)	The Purchase Price by wire transfer to the account of Seller as provided by Seller’s instructions attached hereto as Schedule III.

(B)	A Buyer’s Tax Identification Certificate, executed by Buyer, in the form attached hereto as Exhibit A with all applicable blanks appropriately completed.

(C)	The Escrow Agreement countersigned by Buyer, in the form of Exhibit E attached hereto.

(D)	The Interim Servicing Agreement countersigned by Buyer, in the form of Exhibit G attached hereto.

(E)	Such authority documents and resolutions as Seller may reasonably require.
(ii)	Upon confirmation of Buyer’s performance under Section 10(b)(i) above, which shall be a condition precedent to Seller’s obligations hereunder, Seller, at Seller’s sole cost and expense, shall deliver or cause to be delivered to Buyer, within the timeframes set forth below, originals (unless otherwise noted below) of the following:
(A)	The Evaluation Materials within ten (10) Business Days after the Closing Date.

(B)	For each of the Loans, a notice of transfer of Loan (“Notice Letter”) in the form attached hereto as Exhibit B, informing each borrower under each of the Loans of the transfer of the Loans and related Servicing to Buyer within fifteen (15) Business Days after the Closing Date.

(C)	For each of the original Notes, an endorsement made pursuant to an Allonge in form attached hereto as Exhibit C which states “Pay to the order of First Financial Bank, National Association, as is, where is, with all faults and without representation, warranty or recourse, express or implied, of any type, kind, character or nature, except as set forth in that certain Loan Sale and Transfer of Servicing Agreement dated June 30, 2009, executed by First Financial Bank, National Association, as ‘Buyer’ and Irwin Union Bank and Trust Company, as ‘Seller’” within fifteen (15) Business Days after the Closing Date.
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

(D)	For each of the Loans, an Assignment of Liens and Documents [and Amendment to Mortgage] (the “Assignment”) for the Loan Documents and related rights and liens, in the form of Exhibit D attached hereto with all blanks appropriately completed within fifteen (15) Business Days after the Closing Date.

(E)	The Escrow Agreement countersigned by Seller, in the form of Exhibit E attached hereto, a copy of which is to be delivered on the Closing Date, with the original to follow the next Business Day.

(F)	For each of the Loans, one or more UCC-3 Assignments of Financing Statements (the “UCC-3s”), to be filed with the Secretary of State where each borrower is formed and/or in the county where each Property is located, as applicable, a form of which is attached hereto as Exhibit F, evidencing the assignment to Buyer of all Seller’s right, title and interest in and to any security interests in personal property and fixtures created by the Loan Documents and held by Seller which are in effect on the Closing Date within fifteen (15) Business Days after the Closing Date.

(G)	The Interim Servicing Agreement signed by Seller, in the form of Exhibit G attached hereto, a copy of which is to be delivered on the Closing Date, with the original to follow the next Business Day.

(H)	The Power of Attorney signed by Seller, in the form of Exhibit H attached hereto, a copy of which is to be delivered on the Closing Date, with the original to follow the next Business Day.

(I)	A payoff letter from the FHLB (in form and substance reasonably satisfactory to Buyer) confirming that upon receipt of funds owed the FHLB and securing the FHLB Pledged Loans, the FHLB releases its liens and security interests in the FHLB Pledged Loans and authorizes release of the Loan Documents relating to such FHLB Pledged Loans, a copy of which is to be delivered on the Closing Date, with the original to follow the next Business Day or immediately thereafter.

(J)	If any of the Loans are pledged to the FR, a payoff letter from the FR (in form and substance reasonably satisfactory to Buyer) confirming that upon receipt of funds owed the FR and securing the FR Pledged Loans, the FR releases its liens and security interests in the FR Pledged Loans and authorizes release of the Loan Documents relating to such FR Pledged Loans, a copy of
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

which is to be delivered on the Closing Date, with the original to follow the next Business Day or immediately thereafter.

(K)	Such authority documents and resolutions as Buyer may reasonably require, copies of which are to be delivered on the Closing Date, with the originals to follow the next Business Day or immediately thereafter.
(iii)	Seller and Buyer shall pay their respective attorneys’ fees for the negotiation and drafting of this Agreement and the documents described in this Section to evidence the transactions hereunder. Buyer shall pay all recording fees, transfer taxes, mortgage taxes, document stamp taxes and similar fees and taxes (if applicable) and if Buyer obtains, the cost of any endorsements to the policy of title insurance issued in favor of Seller for each Loan showing the assignment of the Loans to Buyer.

(iv)	Upon receipt of Buyer’s deliveries under Section 10(b)(i) and Seller’s deliveries under Section 10(b)(ii) to be delivered on the Closing Date, and confirmation from Seller that the conditions to Closing have been satisfied (or otherwise waived by Seller), the Purchase Price shall be wire transferred to Seller no later than 1:30pm (Eastern time) on the Closing Date pursuant to wire instructions set forth on Schedule III, and upon confirmation of Seller’s receipt of such wire transfer, Seller shall deliver to Buyer (a) all of the Loan Files containing the Loan Documents in imaged format immediately but in no event later than three (3) Business Days after the Closing Date, and (b) the original hard copy of the Loan Documents (including the originals of the Principal Loan Documents) no later than ten (10) Business Days from the Closing Date. In addition, the parties agree that the information, promissory notes, other Loan Documents and other documents or instruments necessary to complete the deliveries in Sections 10(b)(ii)(B)[Notice Letters], (C)[Allonges] and (D)[Assignments] above may not be available until immediately prior to or after the Closing. Accordingly, upon completion of the Allonges and Assignments and delivery of same to Seller, Seller agrees to promptly execute such documents and to deliver same to Buyer’s counsel as expediently as possible after execution, but in no event later than five (5) Business Days after Seller’s receipt of same. The parties hereto agree that failure to timely transfer the Loan Files and the Allonges and Assignments as set forth herein, shall entitle Buyer to exercise its rights and remedies under this Agreement, including under Section 8 above to redeem Loans for which Loan Documents have not been received, and under applicable law.
     11. Conditions Precedent to Performance by Buyer. Without limiting the conditions set forth in Section 10(b)(ii) above, Buyer’s obligations under this Agreement shall be contingent and specifically conditioned upon the following:
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

          (a) Seller shall have, in all material respects, delivered, performed, observed, and complied with all of the items, instruments, documents, covenants, agreements, and conditions required by this Agreement to be delivered, performed, observed, and complied with by Seller prior to or as of the Closing.
          (b) The representations made by Seller in Section 7 of this Agreement shall be true and correct in all material respects as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement or consented to in writing by the Buyer (it being understood that representations that speak as of a specified date shall continue to speak as of the date so specified).
     12. Conditions Precedent to Performance by Seller. Without limiting the conditions set forth in Section 10(b)(i) above, Seller’s obligations under this Agreement shall be contingent and specifically conditioned upon the following:
          (a) Buyer shall have, in all material respects, delivered, performed, observed, and complied with all of the items, instruments, documents, covenants, agreements, and conditions required by this Agreement to be delivered, performed, observed, and complied with by Buyer prior to or as of the Closing.
          (b) The representations and warranties made by Buyer in Section 6 of this Agreement, shall be true and correct in all material respects on the date hereof and as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement or consented to in writing by the Seller (it being understood that representations and warranties that speak as of a specified date shall continue to speak as of the date so specified).
     13. Buyer Covenants.
          (a) Buyer shall, promptly after the expiration of the Interim Servicing Agreement, notify the borrowers and any other party liable for the Loans or any portion thereof of Buyer’s purchase of the Loans and related transfer of Servicing and direct that all payments on and communications regarding the Loans be sent to Buyer after the expiration of the Interim Servicing Agreement by delivering to each borrower the Notice Letter, and will provide Seller with a copy of such notices.
          (b) Buyer shall be responsible for notifying all companies providing hazard insurance, general liability or any other type of insurance for the protection of the Property, of the sale of the Loans to Buyer as may be required under existing policies. Seller agrees that following the Closing Date if a casualty occurs prior to the date that the insurance certificates evidencing the insurance required under the Loan Documents have been reissued in the name of Buyer and proceeds under such policies are delivered to Seller instead of Buyer, Seller shall promptly remit such funds to Buyer.
          (c) Buyer acknowledges and agrees that effective upon the Closing, Buyer or a party designated by Buyer, is assuming all rights, obligations, liabilities, and responsibilities with respect to Servicing of the Loans first accruing after the expiration of the Interim Servicing Agreement.
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

          (d) This Agreement shall not affect the terms of the Loan Documents or create any claims and defenses to offset, reduction of principal amount or other modification of the terms thereof.
     The provisions of this section shall survive the Closing or any termination hereof.
     14. Covenants Regarding Brokers.
          (a) Buyer has not had any dealings with respect to the transactions contemplated hereby with any mortgage or real estate advisor, broker, investment advisory firm or salesman or any other person or corporation, whether known or unknown to any of the parties hereto (each a “Broker”), and Buyer agrees to pay any and all commissions, fees or other compensation which may become due and payable to any such Broker as a result of this Agreement or the Buyer’s actions. Buyer hereby indemnifies Seller against, and agrees to hold Seller harmless from, any and all liability and claims to pay commissions, fees or other compensation which may at any time be asserted against Seller founded in whole or in part upon (i) a claim that the aforesaid representation and warranty of Buyer is untrue, (ii) a claim that a Broker is owed any such commissions, fees or other compensation due to the acts of Buyer, or (iii) a claim by any Broker that alleges it dealt with Buyer in connection with the sale of the Loans, in each case together with any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs of depositions and other discovery, court costs and disbursements) relating to such claims or arising therefrom or incurred by Seller in connection with the enforcement of this indemnification provision.
          (b) Seller agrees to pay any and all commissions, fees or other compensation which may become due and payable to any mortgage or real estate advisor, broker, investment advisory firm or salesman or any other person or corporation, claiming by, through, or under Seller as a result of this Agreement or Seller’s actions (a “Seller Broker”). Seller has not employed or contracted with any broker or finder or incurred any liability for brokerage fees, commissions, finders’ fees or other like payment in connection with the transactions contemplated hereunder, except for any liability, fee and commission to Stifel, Nicolaus & Company for which Seller shall be solely liable. Seller hereby indemnifies Buyer against, and agrees to hold Buyer harmless from, any and all liability and claims to pay commissions, fees or other compensation which may at any time be asserted against Buyer founded in whole or in part upon (i) a claim that a Seller Broker is owed any such commissions, fees or other compensation due to the acts of Seller or (ii) a claim by any Seller Broker that alleges it dealt with Seller in connection with the sale of the Loans, in each case together with any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs of depositions and other discovery, court costs and disbursements) relating to such claims or arising therefrom or incurred by Buyer in connection with the enforcement of this indemnification provision.
     The provisions of this section shall survive the Closing or any termination hereof.
     15. Cross-Collateralization/Cross-Default. As of the Effective Date, Seller and Buyer agree that each “Cross-Default Agreement” (or similar agreement) and each “Cross-Default Rider” (or similar rider) attached to a promissory note, loan agreement or mortgage or deed of trust or other security agreement covering loans with borrowers not part of the Loan
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

Documents to be sold and purchased under this Agreement, are hereby amended to un-cross such cross-default and exclude any loans not constituting part of the Notes and Loan Documents and that neither the Notes or any of the Loan Documents shall be cross-defaulted with any loans and loan documents not constituting part of the Notes and Loan Documents sold and purchased pursuant to the terms of this Agreement.  Further, Seller and Buyer agree that each “Cross-Collateral Agreement” (or similar agreement) and  each “Cross-Collateralization Rider” (or similar rider) attached to a promissory note, loan agreement or mortgage or deed of trust or other security agreement covering loans with borrowers not part of the Loan Documents to be sold and purchased under this Agreement, are hereby amended to un-cross such cross-collateralization of any security interests, liens, or other interests in any collateral securing the Loans sold to Buyer. Seller agrees to execute any documents necessary to evidence such un-crossing of any cross-defaults and cross-collateralizations in the real property records, or otherwise. The parties further agree that where the only loans crossed are within the Notes and Loan Documents to be sold and purchased under this Agreement, any applicable cross collateralization agreements and riders shall be assigned by Seller to Buyer as a Loan Document pursuant to the terms of this Agreement.
     16. True Sale; Security Interest. The parties hereto intend that the conveyances hereunder be a sale of the Loans and Loan Documents from Seller to Buyer and not a financing secured by such assets; and the beneficial interest in and title to the Loans or the Loan Documents shall not be included as part of Seller’s estate in the event of the commencement of insolvency proceedings by or against Seller under applicable insolvency laws. Seller agrees to treat the conveyances hereunder as sales for accounting and tax purposes, including, without limitation, in its financial statements and tax returns. In the event that any conveyance hereunder is for any reason not considered a sale, the parties intend that this Agreement constitute a security agreement under the Uniform Commercial Code as in effect in the State of Indiana and any other applicable law, and Seller hereby grants to Buyer a first priority perfected security interest in, to and under the Loans and the Loan Documents being delivered to Buyer in connection herewith, and other property conveyed hereunder, all income, collections and revenues attributable thereto and all proceeds of any of the foregoing for the purpose of securing repayment of any and all amounts owed to Buyer by Seller. In furtherance of the foregoing, Seller hereby authorizes Buyer to file, or cause to be filed, as a protective measure and not in contravention of the intent of the parties to effect a true sale of assets hereunder, any and all UCC-1 financing statements and other filings as Buyer may deem necessary in order to perfect the first priority security interest granted pursuant to this Section 16.
     17. Related Loans. The parties hereto acknowledge and agree that it is the intent of Buyer to purchase, and the intent of Seller to sell, any and all additional loans related to the Loans acquired in connection herewith.  Therefore, Seller (i) covenants and agrees, within ten (10) days after the Closing (the “Related Loan Review Period”), to review its records, loan files and other relevant data to determine the existence and nature of any loans held by it, the borrower of which is the same Person as the borrower under any Loan or the affiliate or principal of a borrower under any Loan (a “Related Loan”) and (ii) hereby grants to Buyer the exclusive option to purchase one or more of the Related Loans for the Related Loan Purchase Price (as defined below).   In the event Seller discovers any Related Loans, it shall, prior to the expiration of the Related Loan Review Period, notify Buyer in writing of same and provide Buyer with copies of all loan documents and Evaluation Material with respect to the Related Loans.  Seller
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

shall have thirty (30) days after receipt of such written notice (the “Purchase Option Period”) to conduct Inspections of the Related Loans.  In the event Buyer elects to exercise its option to purchase one or more of the Related Loans, it shall deliver written notice to Seller prior to the expiration of the Purchase Option Period identifying any or all of the Related Loans it intends to purchase.  Buyer’s failure to deliver to Seller such written notice prior to the expiration of the Purchase Option Period shall operate to terminate its purchase option set forth in this Section 17.   The parties agree to consummate the sale and purchase of the Related Loans as soon as reasonably practical but in no event more than three (3) Business Days after the expiration of the Purchase Option Period.  At the closing, Buyer shall convey to Seller the Related Loan Purchase by wire transfer in immediately available funds and Seller shall deliver to Buyer all of the items described in Section 10(b)(ii)(A)-(H) hereof.  Seller hereby incorporates by reference and hereby makes all of the representations and warranties set forth in Section 7 hereof with respect to any Related Loans acquired hereunder.  Such acquired Related Loans will be subject to the redemption provisions set forth in Section 8(c) hereof. In that regard, the Redemption Period with respect to any acquired Related Loans shall commence upon the date of Buyer’s acquisition of such Related Loans, as opposed to the Closing Date. As used herein, the term “Related Loan Purchase Price” shall mean an amount equal to the outstanding principal balance of the Related Loans to be acquired, plus all outstanding interest accrued thereon as of the date of the consummation of such purchase.
     18. Solicitation.
          (a) Seller hereby acknowledges and agrees that, after the Closing, Buyer and its Affiliates shall have the unrestricted right to target and solicit deposits, loans and other products and services from and to Persons whose Loans were acquired pursuant to this Agreement, whether by personal contact, telephone, facsimile, mail or otherwise.
          (b) Seller covenants and agrees that, following the Closing, (i) neither it nor its Affiliates shall interfere with Buyer’s or its Affiliates’ rights to solicitation and communication described in Section 18(a) above, (ii) neither it nor its Affiliates shall reference any of the transactions contemplated by this Agreement in a manner that intentionally disparages Buyer or the business of Buyer, and (iii), for a period of twelve (12) months following the Closing Date, neither it nor its Affiliates shall target or solicit deposits, loans or other products and services from or to Persons (x) whose Loans were acquired pursuant to this Agreement, and (y) who do not maintain an account with, or who are no longer active customers of, Seller, whether by personal contact, telephone, facsimile, mail or otherwise except for general solicitations that are directed to the general public and not directed specially to Persons referenced above. Buyer covenants and agrees that, following the Closing, neither it nor its Affiliates shall reference any of the transactions contemplated by this Agreement in a manner that intentionally disparages Seller or the business of Seller.
          (c) This Section 18 shall survive the Closing and the obligations under this Section 18 will survive and apply to any successor of the parties hereto whether by merger, acquisition, stock purchase, asset purchase or similar business combination transaction.
     19. Severability. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under any law applicable to the terms hereof, then the remainder of this
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

Agreement shall not be affected thereby, and in lieu of each such clause or provision of this Agreement that is illegal, invalid or unenforceable, such clause or provision shall be judicially construed and interpreted to be as similar in substance and content to such illegal, invalid or unenforceable clause or provision, as the context thereof would reasonably suggest, so as to thereafter be legal, valid and enforceable.
     20. Time of the Essence. Time is of the essence in the execution and performance of this Agreement and of each provision hereof.
     21. No Third Party Beneficiaries. No person or entity not a party to this Agreement shall have any third party beneficiary claim or other right hereunder or with respect thereto.
     22. Binding Agreement. This Agreement shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto; provided, however, the foregoing shall not be deemed or construed to (a) permit the assignment of any of Buyer’s rights or obligations hereunder or (b) confer any right, title, benefit, cause of action or remedy upon any person or entity not a party hereto.
     23. Attorneys’ Fees. If any action shall be brought concerning any of the terms and conditions of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all costs, charges, and expenses of enforcing this Agreement including reasonable attorneys’ fees, paralegal fees, and costs, including, but not limited to, attorneys’ and paralegal fees incurred in any trial or appellate proceedings.
     24. Amendments. This Agreement shall not be amended except by a writing signed on behalf of the party to be charged with such amendment.
     25. Exhibits. Each schedule and exhibit referred to in this Agreement is attached hereto and each such exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein.
     26. Jury Waiver. SELLER AND BUYER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ANY ACTION OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER TO THIS AGREEMENT, THE LOANS, THE LOAN DOCUMENTS OR THE PROPERTY. THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.
     27. Notices. All communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if (a) personally delivered, (b) mailed by registered or certified mail, postage prepaid and received by the addressee, (c) sent by express courier delivery service and received by the addressee, or (d) transmitted by telex or facsimile transmission (or any other type of electronic transmission agreed upon by the parties) and
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

confirmed by a writing delivered by any of the means described in (a), (b) or (c), if (i) to the Buyer, addressed to the Buyer at 4000 Smith Road, Suite 400, Cincinnati, Ohio 45209, Attention: Richard Barbercheck, Max Eaton, and Greg Gehlmann, Esq., Facsimile No.: (513) 979-5780, or (ii) if to the Seller, addressed to the Seller at 500 Washington St., Columbus, Indiana 47201, Attention: Will Miller, President, Facsimile No.: (812) 373-1458, with copies to Seller at Irwin Financial Corporation, 500 Washington St., Columbus, Indiana 47201, Attention: Steven R. Schultz, General Counsel, Facsimile No.: (812) 373-1458, and Barnes & Thornburg LLP, 11 S. Meridian Street, Indianapolis, IN 46204, Attention: Thomas M. Maxwell, Esq., Facsimile No.: (317) 231-7433.
     28. Further Assurances. Except as specifically provided in this Agreement, Buyer or Seller, as the case may be, shall cause to be executed and delivered to the other party all such other instruments and shall take or cause to be taken such further or other action as may reasonably and in good faith be deemed by the other party to be necessary or desirable in order to further assure the performance by Buyer or Seller, as the case may be, of any of their respective obligations under this Agreement. The foregoing covenant includes, without limitation, Seller’s consent to the revision of any Loan Document in order to correct any scrivener, clerical or similar errors or to modify any term, condition or provision thereof in order to satisfy the provisions of this Section 28. Seller hereby grants Buyer an irrevocable power of attorney coupled with an interest for the purpose of exercising any of Buyer’s rights under this Section 28, including to create, perfect or preserve any of Buyer’s security interests and rights in or to the Property, and in connection therewith, agrees to execute a Power of Attorney (herein so called) in favor of Buyer in the form attached hereto as Exhibit H.
     29. Press Releases. Prior to the Closing Date, neither Buyer, Seller nor any of their respective Affiliates shall directly or indirectly make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or communication to employees with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer and Seller each agree that, without the other party’s prior written consent, neither Buyer, Seller nor any of their respective Affiliates shall release or disclose any of the terms or conditions of the transactions contemplated herein to any other Person. Notwithstanding the foregoing, each party may make such public disclosure as, upon advice of its counsel and with as much prior notice to the other party as reasonably practicable, may be required by Legal Requirement or as necessary to obtain the Regulatory Approvals or to comply with the federal securities laws.
     30. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF INDIANA AND THE APPLICABLE FEDERAL LAWS OF THE UNITED STATES.
     31. Entire Agreement. This Agreement and the documents executed pursuant to this Agreement as set forth herein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever.
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     32. Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature and acknowledgment of, or on behalf of, each party, or that the signature and acknowledgment of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than a single counterpart containing the respective signatures and acknowledgments of each of the parties hereto.
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     IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be duly executed and delivered by their respective authorized signatory as of the date first above written.
SELLER:
IRWIN UNION BANK AND
TRUST COMPANY, an
Indiana commercial bank and trust company

By:	/s/ Matthew F. Souza

Name: Matthew F. Souza
Title: Vice President and Chief Administrative Officer
BUYER:
FIRST FINANCIAL BANK,
NATIONAL ASSOCIATION, a
national association

By:	/s/ Claude E. Davis

Name: Claude E. Davis
Title: President & CEO
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

Signature Page - Solo

List of Schedules and Exhibits:

Schedule I -	List of Loans and Information
Schedule I.1 -	List of Open Holdback and/or Escrow Requirements
Schedule II -	List of Modifications to Loans in Process
Schedule III -	Seller’s Wire Transfer Instructions
Schedule IV -	Casualties and/or Condemnations

Exhibit A -	Form of Buyer’s Taxpayer Identification Certificate
Exhibit B -	Form of Notice of Transfer of Loan
Exhibit C -	Form of Allonge to Promissory Note
Exhibit D -	Form of Assignment of Liens and Documents [and Amendment to Mortgage]
Exhibit E -	Form of Escrow Agreement
Exhibit F -	Form of UCC — 3 Financing Statement
Exhibit G -	Form of Interim Servicing Agreement
Exhibit H -	Form of Irrevocable Special Power of Attorney
LOAN SALE AND TRANSFER OF SERVICING AGREEMENT

Signature Page - Solo